Spectrum Control Reports Second Quarter Profit

Company Achieves Record Levels of Customer Orders and Revenues;
Earnings Per Share Up 39% from a Year Ago

Fairview, PA – June 23, 2010 – Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the second quarter ended May 31, 2010.

For the second quarter of fiscal 2010, the Company reported net income of $3.3 million or 25 cents per diluted share on sales of $39.7 million, compared to net income of $2.2 million or 18 cents per share on sales of $33.6 million for the same period last year. For the first half of fiscal 2010, the Company had net income of $5.7 million or 44 cents per diluted share on sales of $77.6 million. For the comparable period of 2009, the Company had net income of $4.4 million or 35 cents per share on sales of $66.7 million.

Dick Southworth, the Company’s President and Chief Executive Officer, commented, “We are very pleased to report current quarter financial results that exceed our previous guidance. During the second quarter of fiscal 2010, total customer orders received amounted to $45.7 million, an increase of $9.6 million or 27% from the comparable quarter of last year, and up 29% from the first quarter of this year. This record level of customer orders reflects the continued strength of our military and defense business, combined with a partial rebound of our commercial business as general economic conditions continue to improve. With this strong customer order rate, our book-to-bill ratio in the current quarter was 1.15 to 1.00, with all four of our major operating segments generating a positive book-to-bill. During the current quarter, we also achieved record revenues of $39.7 million, primarily driven by the improvement in our commercial markets and the impact of our acquisition late last year of Micro Networks Corporation (“Micro Networks”). Just as importantly, our operating margins improved significantly during the current quarter, as we leveraged our fixed manufacturing costs over greater sales volume and continued to successfully integrate the operations of Micro Networks into our Microwave Components and Systems Business. As a result, our quarterly earnings grew to 25 cents per share, an increase of 39% from the same period last year and up 32% from the first quarter of this year. With our strong second quarter operating performance, and growing demand for virtually all of our product capabilities and custom solutions, we optimistically look forward to the remainder of fiscal 2010.”

SPECTRUM CONTROL, INC. 8031 Avonia Road, Fairview, PA 16415, Phone: (814) 474-2207, Fax: (814) 474-2208

Second Quarter Highlights

Increased Sales

During the second quarter of fiscal 2010, our consolidated net sales were $39.7 million, an increase of $6.1 million or 18% from the comparable period last year. In addition to $3.1 million of Micro Networks product shipments, this sales growth reflects increased demand for our products used in numerous commercial applications including communications equipment, medical devices, industrial controls, and instrumentation. Sales of our advanced specialty products were $12.4 million in the current quarter, compared to $10.2 million in the second quarter of fiscal 2009, an increase of $ 2.2 million or 21%. In the current period, shipments for these products were up in virtually all of our key commercial markets. Shipments of our power management systems increased by $825,000 or 40% compared to a year ago, with sales of $2.9 million in the current quarter. Shipments for these advanced systems were particularly strong in applications for data storage and networking systems. Excluding the impact of our current period Micro Networks product sales, shipments of our microwave products were relatively comparable to the same quarter of last year. However, demand remains strong for our microwave products which are predominantly used in numerous military/defense programs, including applications in secure communications, radar systems, and countermeasures for improvised explosive devices. Total customer orders for our microwave products were $21.7 million in the second quarter of fiscal 2010, up $5.9 million or 37% from a year ago.

Improved Operating Margins

In the current quarter, our gross margin was $11.1 million or 27.9% of sales, compared to 26.6% of sales for the same quarter last year and 23.4% of sales for the first quarter of this year. This increase in gross margin percentage was principally driven by improved direct labor efficiencies and better leveraging of fixed manufacturing costs over greater sales volumes. Selling, general and administrative expense decreased in the current quarter, as a percentage of sales, reflecting economies of scale realized with additional revenues. Selling, general and administrative expense was $5.9 million or 14.9% of sales in the second quarter of fiscal 2010, compared to $5.5 million or 16.2% of sales for the second quarter of fiscal 2009. With this performance, our income from operations grew to $5.2 million or 13% of sales in the current quarter, compared to $3.5 million or 10.4% of sales in the same period last year and $3.7 million or 9.8% of sales for the first quarter of this year.

Strong Cash Flow and Financial Position

Net cash provided by operating activities was $6.4 million in the first six months of fiscal 2010. Our positive operating cash flow and existing cash balances enabled us to repay $6.0 million of our short-term bank borrowings and fund capital expenditures of $3.5 million. At the end of the second quarter of fiscal 2010, our ratio of current assets to current liabilities was 5.36 to 1.00, and our total bank borrowings were only $1.5 million. As of May 31, 2010, our total stockholders’ equity was $119.6 million, reflecting a book value of $9.34 per share. We believe that our strong cash flow and financial position provide a solid foundation for future growth and enhanced shareholder value.

Current Business Outlook

Mr. Southworth added, “On June 18, 2010, we completed the acquisition of Sage Laboratories, Inc. (“Sage Labs”) which continued our strategic expansion of microwave capabilities and technologies. The total purchase price of the acquisition was approximately $6.5 million, which was substantially funded by borrowings under our domestic line of credit. Current annualized revenues of Sage Labs’ products are approximately $12 million. In its first partial quarter, we currently expect Sage Labs product shipments of $2 million to be included in our third quarter consolidated sales. With its initial integration into our Microwave Components and Systems Business, along with acquisition-related costs of approximately $350,000 incurred and charged to expense in the third quarter, we anticipate that the Sage Labs acquisition will not have a significant affect on our third quarter earnings, with the acquisition becoming accretive during our fiscal fourth quarter of this year.”

Mr. Southworth continued, “Based on the above assumptions regarding Sage Labs and our current assessment of overall business conditions and customer demand, we presently anticipate our fiscal 2010 third quarter sales to be $42 to $43 million with earnings of 27 to 28 cents per share. If this operating performance is achieved, it would represent an increase of 33% to 37% in sales and 69% to 75% in earnings per share from the comparable period of a year ago. With our positive performance in the first half of fiscal 2010, a commercial marketplace that shows signs of rebounding from the global recession, and operating margins that should improve during the second half of the year as we continue to leverage our fixed operating costs and consolidate our recent acquisitions, we remain very confident about our Company’s future.”

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its second quarter fiscal 2010 results on Wednesday, June 23, 2010, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through June 24, 2010, at 877-660-6853, access account 286, conference 351940, or for 30 days over the Internet at the Company’s website.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters 8031 Avonia Road Fairview, PA 16415 Phone: 814/474-2207 Fax: 814/474-2208	Investor Relations John P. Freeman, Senior Vice President and Chief Financial Officer Spectrum Control, Inc. Phone: 814/474-4310

Tables follow

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
( Unaudited )

( Dollar Amounts in Thousands )	May 31,	November 30,
	2010	2009
Assets

Current assets
Cash and cash equivalents	$3,621	$6,090
Accounts receivable, net	25,208	22,623
Inventories, net	33,781	34,223
Deferred income taxes	1,425	1,425
Prepaid expenses and other current assets	1,878	2,434

Total current assets	65,913	66,795

Property, plant and equipment, net	27,231	26,383

Noncurrent assets
Goodwill	41,697	44,995
Other	8,155	5,556

Total assets	$142,996	$143,729

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$1,000	$7,000
Accounts payable	6,530	7,124
Accrued liabilities	4,691	5,366
Current portion of long-term debt	65	65

Total current liabilities	12,286	19,555

Long-term debt	415	480
Other liabilities	627	728
Deferred income taxes	10,073	9,542

Stockholders' equity	119,595	113,424

Total liabilities and stockholders' equity	$142,996	$143,729

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
( Unaudited )

(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Six Months Ended
	May 31,		May 31,
	2010	2009	2010	2009

Net sales	$39,731	$33,623	$77,601	$66,740

Cost of products sold	28,640	24,675	57,631	49,534

Gross margin	11,091	8,948	19,970	17,206

Selling, general and
administrative expense	5,924	5,464	11,083	10,331

Income from operations	5,167	3,484	8,887	6,875

Other income ( expense ):
Interest expense	(35)	(66)	(82)	(163)
Other income and expense, net	6	9	40	38
	(29)	(57)	(42)	(125)

Income before provision for
income taxes	5,138	3,427	8,845	6,750

Provision for income taxes	1,867	1,206	3,166	2,376

Net income	$3,271	$2,221	$5,679	$4,374

Earnings per common share:
Basic	$0.26	$0.18	$0.45	$0.35
Diluted	$0.25	$0.18	$0.44	$0.35

Average number of common shares
outstanding:
Basic	12,783	12,571	12,740	12,571
Diluted	13,115	12,679	13,040	12,636

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
( Unaudited )

	For the Three Months Ended		For the Six Months Ended
Selected Financial Data,	May 31,		May 31,
as a Percentage of Net Sales:	2010	2009	2010	2009

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	72.1	73.4	74.3	74.2
Gross margin	27.9	26.6	25.7	25.8
Selling, general and
administrative expense	14.9	16.2	14.3	15.5
Income from operations	13.0	10.4	11.4	10.3
Other income ( expense ):
Interest expense	(0.1)	(0.2)	(0.1)	(0.2)
Other income and expense, net	-	-	0.1	-
Income before provision for
income taxes	12.9	10.2	11.4	10.1
Provision for income taxes	4.7	3.6	4.1	3.5
Net income	8.2%	6.6%	7.3%	6.6%

Selected Operating Segment Data:
( Dollar Amounts in Thousands )

Advanced specialty products:
Customer orders received	$14,186	$14,056	$26,359	$26,713
Net sales	12,361	10,218	24,034	20,819

Microwave components and systems:
Customer orders received	21,723	15,827	37,808	28,301
Net sales	19,453	16,236	37,285	30,242

Power management systems:
Customer orders received	3,012	1,382	5,532	3,489
Net sales	2,872	2,047	6,744	4,841

Sensors and controls:
Customer orders received	6,749	4,803	11,261	9,034
Net sales	5,045	5,122	9,538	10,838